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                                                                   Exhibit 23.01


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-52060) on Form S-4 and the registration statements (Nos. 333-31812, 333-40412, 333-40416, 333-44432, 333-53620, 333-84439 and 333-84747) on Form S-8
of Fairchild Semiconductor International, Inc. of our reports dated January 31, 2001, relating to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 31, 2000 and December 26, 1999, the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the year ended December 31, 2000, the seven months ended December 26, 1999, and for each of the years in the two-year period ended May 30, 1999, and the related schedule, which reports are incorporated by reference in the annual report on Form 10-K of Fairchild Semiconductor International, Inc. for the year ended December 31, 2000.

Our report refers to a change in the method of accounting for business process reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."


/s/ KPMG LLP

Boston, Massachusetts
March 23, 2001